Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

August 14, 2023

Board of Trustees

Public Storage

701 Western Avenue

Glendale, CA 91201

Board of Trustees

Public Storage Operating Company

701 Western Avenue

Glendale, CA 91201

Ladies and Gentlemen:

We are acting as counsel to Public Storage, a Maryland real estate investment trust (the “Company”), and Public Storage Operating Company, a Maryland real estate investment trust (the “Operating Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of (a) the following securities of the Company: (i) common shares of beneficial interest, par value $0.10 per share (the “Common Shares”), (ii) preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), (iii) depositary shares (the “Depositary Shares”) representing interests in Preferred Shares or equity shares of beneficial interest, par value $0.01 per share (the “Equity Shares”), (iv) warrants to purchase Common Shares, Preferred Shares, Equity Shares or Debt Securities, as defined below (the “Warrants”), (v) units consisting of any combination of one or more of the securities described in the prospectus forming a part of the Registration Statement, and which may include debt obligations of third parties, such as U.S. Treasury securities (the “Units”) and (vi) guarantees of the Operating Company’s debt securities (the “Guarantees”), and (b) debt securities of the Operating Company (the “Debt Securities” and, together with the Common Shares, Preferred Shares, Depositary Shares, Warrants, Guarantees and Units, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of trustees of the Company or a duly authorized committee of such board (“Company Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s Articles of Amendment and Restatement of Declaration of Trust and Amended and Restated Bylaws and applicable Maryland law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) the issuance, sale, amount and terms of any Securities of the Operating Company to be offered from time to time will have been duly authorized and established by proper action of the board of trustees of the Operating Company or a duly authorized committee of such board (“OP Board Action” and together with Company Board Action, “Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Operating Company’s Articles of Amendment and Restatement of Declaration of Trust and Amended and Restated Bylaws and applicable Maryland law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Operating Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (iii) at the time of the offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iv) any Debt Securities and Guarantees will be issued pursuant to the indenture, dated as of September 18, 2017, between Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, or any successor trustee, and the Company, as amended by the Sixteenth Supplemental Indenture, dated as of August 14, 2023, among the Operating Company, the Company, as guarantor, and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee, as supplemented, or any other indenture for Debt Securities and Guarantees filed in an amendment to the Registration Statement with a qualified trustee named therein; (v) any indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (vi) prior to any issuance of Preferred Shares or Depositary Shares, appropriate articles supplementary shall be filed for recordation with the Maryland State Department of Assessments and Taxation; (vii) any Depositary Shares will be issued under the master deposit agreement filed as an exhibit to the Registration Statement (the “Deposit Agreement”); (viii) any Warrants will be issued under one or more warrant agreements, each to be between the Company and a financial institution identified therein as a warrant agent, for which the governing law shall be the laws of the State of New York; (ix) any Units will be issued under one or more unit agreements, each to be between the Company and a financial institution identified therein as a unit agent, for which the governing law shall be the laws of the State of New York; (x) if being sold by the Company or the Operating Company, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (xi) the Securities will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust; and (xii) the Company and the Operating Company will remain Maryland real estate investment trusts.

To the extent that the obligations of the Company and the Operating Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities or Guarantees, under the warrant agreement for any Warrants, under the Deposit Agreement for any Depositary Shares and under the unit agreement for any Units, namely, the trustee, the warrant agent, the depositary or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, warrant agreement, Deposit Agreement or unit agreement, as applicable; that such indenture, warrant agreement, Deposit Agreement or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, warrant agreement, Deposit Agreement or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, warrant agreement, Deposit Agreement or unit agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraphs (a), (b) and (c), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended; and (ii) as to the opinions given in paragraphs (d), (e), (f), (g) and (h), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Common Shares (including any Common Shares that are duly issued upon the exchange or conversion of Debt Securities, Preferred Shares or Equity Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Warrants and, if applicable, receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(b) The Preferred Shares (including any Preferred Shares represented by Depositary Shares or that are duly issued upon the exercise of Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(c) The Equity Shares represented by Depositary Shares or that are duly issued upon the exercise of Warrants (and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

(d) The depositary receipts evidencing the Depositary Shares, upon due issuance against a deposit of duly authorized and validly issued Preferred Shares or Equity Shares in accordance with the Deposit Agreement, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and Deposit Agreement.

(e) The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of the Company and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of the Company, will constitute valid and binding obligations of the Company.

(f) The Debt Securities (including any Debt Securities duly issued upon the exercise of Warrants), upon due execution and delivery of an indenture relating thereto on behalf of the Operating Company and the applicable trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the Operating Company, in accordance with the applicable indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of the Operating Company.

(g) Assuming due execution, authentication, issuance and delivery of the Debt Securities pursuant to the terms of the indenture and any supplemental indenture relating thereto, the Guarantees relating thereto will constitute valid and binding obligations of the Company.

(h) The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of the Company, and upon due execution and delivery of such Units and the underlying Debt Securities and/or Warrants that are components of such Units in accordance with the applicable unit agreement and the applicable indenture (in the case of underlying Debt Securities), and/or warrant agreement (in the case of underlying Warrants), and assuming that any underlying Securities not issued by the Company that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the issuer thereof in accordance with their terms, such Units will constitute valid and binding obligations of the Company.

The opinions expressed in paragraphs (d), (e), (f), (g) and (h) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP